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                                                     UNITED STATES                                          OMB APPROVAL
                                           SECURITIES AND EXCHANGE COMMISSION                       -----------------------------
                                                Washington, D.C. 20549                              OMB Number:         3235-0058
                                                                                                    Expires:    December 31, 2000
                                                                                                    Estimated average burden
                                                      FORM 12b-25                                    hours per response ..... 2.50
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                                             NOTIFICATION OF LATE FILING                                    SEC FILE NUMBER
                                                                                                                000-7619
(Check One):                                                                                        -----------------------------
                                                                                                    -----------------------------
 [ ] Form 10-K [ ] Form 20-F [ ] Form 11-K [X] Form 10-Q   [ ] Form N-SAR                                    CUSIP NUMBER
                                                                                                               73935U00
     For Quarter Ended: June 30, 2000                                                               -----------------------------

     [ ] Transition Report on Form 10-K
     [ ] Transition Report on Form 20-F
     [ ] Transition Report on Form 11-K
     [ ] Transition Report on Form 10-Q
     [ ] Transition Report on Form N-SAR
     For the Transition Period Ended: _______________________________________________________________________

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                            Read Instruction (on back page) Before Preparing Form. Please Print or Type.
         Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I -- REGISTRANT INFORMATION

Asia SuperNet Corporation
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Full Name of Registrant

Powersoft Technologies Inc.
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Former Name if Applicable

1700 Lincoln Street, Suite 3200
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Address of Principal Executive Office (Street and Number)

Denver, Colorado 80203
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City, State and Zip Code

PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without  unreasonable  effort or expense and the registrant  seeks relief  pursuant to Rule
12b-25(b), the following should be completed. (Check box if appropriate)

        | (a) The reasons  described in  reasonable  detail in Part III of this form could not be  eliminated  without  unreasonable
        |     effort or expense;
        |
  [X]   | (b) The subject annual report,  semi-annual  report,  transition  report on Form 10-K, Form 20-F, Form 11-K or Form N-SAR,
        |     or portion thereof, will be filed on or before the fifteenth calendar day following the  prescribed  due date;  or the
        |     subject  quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before  the  fifth
        |     calendar day following the prescribed due date; and
        |
        | (c) The accountant's  statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable  detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q,  N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

     Registrant has  encountered  delays in completing  its Quarterly  Report on Form 10-Q Q for the quarter ended June 30, 2000,  because  Registrant had to devote a significant amount of time in connection with obtaining documentation and information from ChinaNet Communications, Ltd. and other operations in Hong
     Kong.




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PART IV--OTHER INFORMATION

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(1) Name and telephone number of person to contact in regard to this notification

               Robert H. Trapp                                 (303)                                    860-1700
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                  (Name)                                    (Area Code)                             (Telephone Number)

(2) Have all other periodic reports required under Section  13 or 15(d) of  the Securities Exchange Act of
    1934 or Section 30  of the  Investment  Company Act of 1940 during the preceding 12 months or for such shorter  period that  the  registrant was required to file such report(s) been filed? If answer is no,
    identify report(s).                                                                                       [X] Yes  [ ] No

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(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings  statements to be included in the subject
    report or portion thereof?                                                                                [X] Yes  [ ] No

     If so, attach an explanation of the anticipated change,  both narratively and quantitatively,  and, if appropriate, state the reasons why a reasonable  estimate of the results  cannot be made.

     The Registrant is unable to estimate the results of operations at this time as the Registrant is in the process of  obtaining  documentation  and  information  from  ChinaNet  Communications  Ltd.  and other operations in Hong Kong. In December 1999, the Registrant sold all of its primary  operating assets and then in June 2000, the Registrant acquired ChinaNet Communications Ltd.


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                                                Asia SuperNet Corporation
                                       ------------------------------------------
                                      (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date: August 15, 2000                                                        By /s/ Robert H. Trapp
                                                                                ----------------------------------------------------
                                                                                Robert H. Trapp, Director

INSTRUCTION:  The form may be signed by an executive officer of the registrant or by any other duly authorized  representative.  The name and title of the person signing the form shall be typed or printed beneath the signature.  If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's  authority to sign on behalf of the registrant shall be filed with the form.

----------------------------------------------------------- ATTENTION --------------------------------------------------------------
             Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).
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